Exhibit 99.1

News Release

Westwater Resources Announces Acquisition and Business Update Conference Call

Centennial, CO – December 15, 2017 –Westwater Resources, Inc. (NASDAQ: WWR) (the “Company”) will hold a conference call to discuss the recently announced proposed acquisition of Alabama Graphite Corp. and to provide a general business update on Tuesday, December 19, 2017 at 4:15 p.m. Eastern Time (2:15 p.m. Mountain Time).

Dial-in Numbers:

+1 (800) 319-4610 (U.S. and Canada)

+1 (604) 638-5340 (International)

Conference ID:

Westwater Resources Business Update

Hosting the call will be Christopher M. Jones, President and Chief Executive Officer of Westwater Resources, who will be joined by Jeffrey L. Vigil, Vice President-Finance and Chief Financial Officer. Mr. Jones will present an overview of the proposed acquisition and provide updates about the Company’s lithium and uranium projects.

The conference call and presentation will also be available via a live webcast through the Company’s website, www.WestwaterResources.net.  A replay of the call will be available on the Company’s website for a limited time and also by phone using the details below.

Replay Numbers:

+1 (855) 669-9658 (U.S. and Canada)

+1 (412) 317-0088 (International)

Code 1962 followed by the # sign.

About Westwater Resources (WWR)

WWR (formerly Uranium Resources, Inc.) is focused on developing energy-related minerals.  The Company has developed a dominant land position in three prospective lithium brine basins in Nevada and Utah in preparation for exploration and potential development of any resources that may be discovered there.  In addition, WWR remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project. WWR controls extensive exploration properties in Turkey under eight exploration and operating licenses covering approximately 39,000 acres (16,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 11,000 acres (4,400 ha) of prospective ISR uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 186,000 acres (75,000 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, WWR also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

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Furthermore, on December 13, 2017, WWR announced it had entered into a definitive agreement to acquire Alabama Graphite Corp. (AGC) (TSX-V: CSPG) (OTCQB: CSPGF) pursuant to an arrangement agreement and plan of arrangement.  The primary asset of AGC is the Coosa graphite project, located across 41,900 acres in east-central Alabama.  Finalization of the acquisition is subject to shareholder votes, as well as customary regulatory agency and court approvals.  Closing of the acquisition is targeted for the second quarter of 2018.

Christopher M. Jones, President and CEO

Jeffrey L. Vigil, VP-Finance and CFO

303.531.0480

303.531.0481

Email: Info@WestwaterResources.net

Website: www.WestwaterResources.net

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